Exhibit 99.1

Sovereign Bancorp, Inc. Announces 2005 First Quarter Net Income of $146 Million and Operating Income of $183 Million; GAAP EPS of $.38 and Operating EPS of $.46

Financial Highlights

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Net income, including after-tax merger and integration and restructuring charges of $18.5 million, was $146 million, up 43% from $102 million, including after-tax merger and integration charges and additional loan loss provision of $19.2 million related to the acquisition of First Essex Bancorp, a year ago.  Earnings per diluted share for the first quarter of 2005, including the above-mentioned charges of $.05 per share, were $.38, up 15% from $.33 per diluted share, including the above-mentioned charges of $.06 per share, in the first quarter of 2004.

--

Operating earnings were $183 million, up 37% from $133 million in the same quarter a year ago.  Operating earnings per share were $.46 per share, up 5% from $.44 per share in the first quarter of 2004.  The first quarter of 2005 was negatively impacted by $.015 per share due to an accounting change related to EITF 04-08 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share,” which did not impact operating earnings in prior quarters.

--

Total revenue increased 23% from a year ago and 14% annualized from the fourth quarter of 2004 while operating expenses increased only 15% from a year ago and decreased .20% annualized from the fourth quarter of 2004.

--	Net interest margin was 3.26% as compared to 3.29% in the fourth quarter of 2004 and 3.28% in the first quarter of 2004.

--	Efficiency ratio of 48.4% in the first quarter of 2005, an improvement of 331 basis points from the first quarter of 2004 and 174 basis points from the fourth quarter of 2004.

--	The provision for loan losses was $22.0 million in this quarter. The provision exceeded net charge-offs by $2.4 million.

--	Annualized net charge-offs decreased to .20% of average loans at March 31, 2005, versus .28% at December 31, 2004 and .51% at March 31, 2004.

--

Sovereign repurchased 2 million shares during the quarter through our previously announced repurchase program.  Sovereign may repurchase up to approximately 18 million additional shares under its repurchase program and anticipates accelerating repurchase efforts in the second quarter of 2005.

--	Sovereign increased its cash dividend by 33%, resulting in an annual cash dividend of $.16 per share.

--

Despite the deployment of capital during the quarter for the acquisition of Waypoint Financial Corp. on January 21, 2005, share repurchases and an increase in the cash dividend, the Tier 1 leverage ratio was 6.96% at March 31, 2005 versus 7.05% at December 31, 2004 and 7.12% at March 31, 2004.

--	Sovereign successfully completed the acquisition of Waypoint Financial Corp. on January 21, 2005. Systems conversion was successfully completed by February 13, 2005.

          PHILADELPHIA, April 19 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today reported first quarter 2005 net income in accordance with generally accepted accounting principles of $146 million, or $.38 per diluted share, as compared to $102 million, or $.33 per diluted share, for the first quarter of 2004. Net income included an after-tax restructuring charge and a merger and integration charge related to our acquisition of Waypoint Financial Corp. (“Waypoint”), which closed on January 21, 2005, which together totaled $18.5 million or $.05 per share in the first quarter of 2005 and an after-tax merger and integration charge of $15.3 million and incremental loan loss provision of $3.9 million associated with the acquisition of First Essex Bancorp in the first quarter of 2004.

          For the quarter ended March 31, 2005, Sovereign’s reported operating earnings increased 37% to $183 million, or $.46 per diluted share, which excluded the above mentioned restructuring and merger and integration charges and $12.3 million or $.03 per share related to amortization of intangible assets, as compared to $133 million, or $.44 per diluted share a year ago, which excluded the above mentioned merger and integration charges and incremental loan loss provision plus $12.0 million or $.04 per share related to amortization of intangible assets.  Effective in the fourth quarter of 2004, Sovereign redefined its definition of operating earnings and the related per share amount to exclude most non-cash, non-operating charges; such as, after-tax merger and integration charges, the after-tax effect of amortization of intangible assets, in addition to special items.  Since most of these items are difficult to predict and make the results of normal operations less clear, management believes the presentation of financial measures excluding the impact of these items provides useful supplemental information in evaluating the operating results of Sovereign’s core businesses.  A reconciliation of net income to operating earnings, as well as the related earnings per share amounts, is included in a later section of this release.

          Commenting on results for the first quarter of 2005, Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer, said, “We are pleased we were able to maintain our margin and saw improvement in most performance metrics during the first quarter.  Net charge-offs declined to 20 basis points from 28 basis points in the fourth quarter, net interest margin was relatively stable, our efficiency ratio improved almost 175 basis points, and operating return on assets expanded 8 basis points from 1.22% to 1.30%.  These improvements occurred despite challenges in the market, as we faced a flattening yield curve along with competitive deposit pricing pressures. Consistent with our new local market banking strategy, we have remained focused on improving interest earning asset yields while increasing our core deposit base.  As a result of where the yield curve has been, we have been reluctant to accept loan business that does not meet our spread criteria.  We believe this discipline should benefit our profitability in the coming quarters.  We successfully repurchased 2 million shares during the quarter, increased our cash dividend 33%, and still exceeded our capital targets for the quarter.  Lastly, we are pleased to welcome Waypoint’s customers, shareholders and team members to Sovereign, as we successfully closed and converted this acquisition during the quarter,” concluded Sidhu.

          Net Interest Income and Margin
          Sovereign reported net interest income of $398 million for the first quarter of 2005, an increase of $75 million, or 23%, compared to the first quarter of 2004.  On a linked-quarter basis, net interest income increased by $11 million, or 3%, in spite of a $2.6 billion reduction in the investment portfolio during the fourth quarter of 2004 and a $1.8 billion reduction in investments during the first quarter in connection with the acquisition of Waypoint.

          Sovereign’s total loan portfolio increased during the first quarter by $3.7 billion to $40.3 billion.  Excluding acquisitions, the total loan portfolio increased $1.1 billion, reflecting an annualized growth rate of 12%. Total deposits increased during the first quarter by $4.1 billion to $36.7 billion.  Excluding acquisitions, total deposits increased $1.2 billion, reflecting an annualized growth rate of 15%.  Core deposits increased during the quarter by $1.7 billion to $27.2 billion.  Excluding acquisitions, core deposits increased modestly during the quarter, reflecting an annualized growth rate of 4%.

          Net interest margin was 3.26% for the first quarter of 2005, compared to 3.29% in the fourth quarter of 2004 and 3.28% in the first quarter of 2004, comparing very favorably to the average year-over-year change in net interest margin for the top 50 banks in the U.S. who have reported thus far.  “As we have repeatedly mentioned, we expect that as rates rise, our deposit costs will reprice at approximately 25% of the increase in short-term interest rates,” stated James D. Hogan, Sovereign’s Chief Financial Officer.  “To date, we have been successful in limiting the increase in the cost of core deposits to 20.5% and the cost of total deposits to 24.5% of the 175 basis point increase in short-term rates that has occurred.  We have been fortunate to be able to maintain our net interest margin within a few basis points of the fourth and first quarters of 2004 as a result of our slightly asset-sensitive position in addition to remaining focused and disciplined on our loan and deposit pricing.”

          Non-Interest Income
          Consumer banking fees increased by $12.6 million to $66.6 million, or 23%, compared to the same period in 2004, primarily driven by growth in loan and deposit fees.  Commercial banking fees increased $4.3 million to $33.0 million, or 15%, over the same period a year ago, primarily driven by growth in loan fees.  Fee revenues for the quarter were impacted by seasonal factors typically present in the first quarter of each year, as well as the waiver of certain fees for newly acquired Waypoint customers.

          Mortgage banking revenues for the quarter were $11.9 million, compared to $4.7 million last quarter and $5.4 million in the same quarter a year ago. Due to changes in prepayment speeds and interest rates during the quarter, a $4.0 million reversal of a valuation reserve for mortgage servicing rights was recorded.  This compares to a reversal of $1.7 million recorded in the fourth quarter of 2004 and an impairment charge of $11.3 million in the first quarter of 2004.  Mortgage banking results are detailed in the financial tables attached to this release.  As of March 31, 2005, mortgage servicing rights, net of reserves of $2.6 million, were $84.6 million and our servicing portfolio was $6.8 billion, with a capitalized cost of 124 basis points.

          Non-Interest Expense
          G&A expenses for the quarter were $257 million, which were relatively flat compared to the fourth quarter of 2004 and up 15%, including acquisitions, from $223 million a year ago.  “We were obviously pleased with our expense control during the quarter, as we were able to keep expenses relatively flat on a linked quarter basis despite adding the Waypoint acquisition into our expense base for most of the quarter.  We continue to grow revenues at a faster pace than expenses, further improving our efficiency ratio.  Our efficiency ratio was 48.4% in the first quarter of 2005, a 174 basis point improvement over the fourth quarter and 331 basis point improvement from one year ago,” commented Hogan.

          On a GAAP basis, Sovereign’s effective tax rate was 25.7% in the first quarter; on an operating basis, it was 27.5%.

          Asset Quality
          Sovereign continued to see improvement in net charge-offs during the first quarter of 2005.  Annualized net charge-offs decreased to .20% of average loans at March 31, 2005, compared to .28% at December 31, 2004 and .51% at March 31, 2004.  Non-performing assets (“NPAs”) increased $26.8 million during the quarter to $187 million at March 31, 2005.  NPAs to total assets were .32%, compared to .29% at December 31, 2004.  Sovereign’s provision for loan losses was $22.0 million this quarter compared to $27.0 million in the fourth quarter and $43.0 million in the first quarter of 2004.  The allowance for loan losses to total loans decreased slightly to 1.09% at March 31, 2005, as compared to 1.12% at December 31, 2004 and 1.27% at March 31, 2004.  The allowance for loan losses to non-performing loans now stands at 255%, as compared to 285% at December 31, 2004 and 186% at March 31, 2004.

          Capital
          During the quarter, Sovereign repurchased two million shares under a previously announced repurchase program.  Sovereign also increased its annual cash dividend to $.16.  Sovereign’s Tier 1 leverage ratio was 6.96% at March 31, 2005.  Tangible common equity to tangible assets, excluding other comprehensive income (“OCI”), was 5.22% and including OCI was 4.86%.  The equity to assets ratio was 9.68% at March 31, 2005.  Sovereign Bank’s Tier 1 leverage ratio was 7.44% and the bank’s risk-based capital ratio was 11.55% at March 31, 2005.  “We are very satisfied with our capital ratios this quarter given the acquisition of Waypoint and the share repurchase completed to date. In this environment, we feel it is important to maintain our loan and deposit margins, and by sticking to our discipline we saw less balance sheet growth during the quarter than anticipated.  This resulted in meaningfully higher capital ratios at the end of the first quarter versus our plan.  We anticipate using approximately $100 million of this excess capital to fund additional share repurchases in the second quarter,” commented Hogan.

          Looking Ahead
          “Overall, we felt the first quarter contained several positives - maintained margin, improved profitability metrics, and reduced loan charge- offs; however, there are key obstacles that remain in this challenging interest rate and competitive environment.  While it is too early to draw any meaningful conclusions from April’s data, over the last few weeks we have seen good loan and deposit growth, which has been typical in the second quarter of prior years.  Keep in mind, 2005 will be adversely impacted by two changes which did not impact operating earnings in prior years - accounting for contingently convertible debt and stock-based compensation, as Sovereign is no longer carving these items out of operating earnings.  Combined, these two items will adversely impact Sovereign’s earnings by $.09 to $.11 per share in 2005.  Given the high level of tangible common equity we are generating, we are hopeful that we will be able to repurchase enough shares during 2005 to completely mitigate the dilution from our convertible debt for 2006.  With that being said, management’s goal continues to be to strive to earn about $2.00 in operating earnings per share for 2005, excluding after-tax one-time charges of $.05 per share and amortization of intangible assets of approximately $.12 per share.  We are totally focused on doing everything we can to achieve this goal while we remain disciplined about our risk management practices,” Sidhu concluded.

          Based upon our April 18 stock price of $21.16, Sovereign is trading at a P/E of 11.2x analysts mean 2005 estimate and 139% of current book value.  The book value per share at March 31, 2005 was $15.22.

          Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $59 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States.  Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

          Interested parties will have the opportunity to listen to a live web-cast of Sovereign’s First Quarter 2005 earnings call on Wednesday, April 20 beginning at 8:30 a.m. ET at http://www.sovereignbank.com >Investor Relations >News >Conference Calls/Webcasts; or http://phx.corporate-ir.net/phoenix.zhtml?p=irol- eventDetails&c=67999&eventID=1045113.  The web-cast replay can be accessed anytime from 11:00 a.m. ET on Wednesday, April 20, 2005 through 9:00 p.m. ET on June 30, 2005.  Questions may be submitted during the call via email to investor@sovereignbank.com .  A telephone replay will be accessible from 11:00 a.m. ET on Wednesday, April 20, 2005 through 12:00 a.m. ET (midnight) on April 25, 2005 by dialing 800-642-1687, confirmation id #5239840.

          Note:
          This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Sovereign’s management uses the non-GAAP measure of Operating Earnings, and the related per share amount, in their analysis of the company’s performance.  This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges.  Operating earnings for the first quarter of 2005 represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets.  Operating earnings for 2004 represent net income adjusted for the after-tax effects of merger-related and integration charges and the loss on early extinguishment of debt, the fourth quarter adoption of EITF 04-8, other- than-temporary non-cash impairment charges on Fannie Mae and Freddie Mac preferred equity securities and the amortization of intangible assets. Management’s operating earnings goal for 2005 excludes the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets.  Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses.  These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

          This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2005 for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating and cash efficiencies and revenue generation.  These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in these forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services.

Sovereign Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(unaudited)

	Quarter Ended

(dollars in millions, except per share data)	Mar. 31 2005	Dec. 31 2004	Sept.30 2004	June 30 2004	Mar. 31 2004

Operating Data
Net income	$146.2	$137.4	$82.5	$131.4	$102.2
Net income for EPS purposes (1)	152.5	143.7	88.9	137.7	104.5
Operating earnings (2)	183.3	167.5	157.9	143.4	133.5
Net interest income	398.2	387.0	363.0	332.0	322.8
Provision for loan losses	22.0	27.0	25.0	32.0	43.0
Total fees and other income before securities transactions	133.4	126.5	108.3	124.2	109.1
Net gain (loss) on investment securities	8.0	(24.7)	20.2	0.8	17.9
G&A expense	257.1	257.3	237.7	224.6	223.1
Other expenses	63.8	30.5	129.1	28.1	48.6
Performance Statistics
Bancorp
Net interest margin	3.26%	3.29%	3.17%	3.22%	3.28%
Operating return on average assets (2)	1.30%	1.22%	1.17%	1.20%	1.17%
Operating return on average equity (2)	13.34%	13.61%	13.82%	14.87%	15.08%
Operating return on average tangible equity (2)	26.52%	26.65%	26.96%	24.75%	25.42%
Annualized net loan charge-offs to average loans	0.20%	0.28%	0.25%	0.43%	0.51%
Efficiency ratio (3)	48.36%	50.10%	50.44%	49.22%	51.67%
Per Share Data
Basic earnings per share	$0.40	$0.40	$0.25	$0.43	$0.34
Diluted earnings per share (1)	0.38	0.38	0.24	0.41	0.33
Operating earnings per share (2)	0.46	0.48	0.46	0.46	0.44
Dividend declared per share	.030	.030	.030	.030	.025
Book value (4)	15.22	14.41	13.95	12.46	12.78
Common stock price:
High	23.73	22.61	22.48	22.10	24.51
Low	21.89	21.14	20.48	19.51	20.37
Close	$22.16	$22.55	$21.82	$22.10	$21.42
Weighted average common shares:
Basic	368.9	345.6	335.6	306.1	300.7
Diluted (1)	401.3	377.6	367.8	337.8	316.8
End-of-period common shares:
Basic	374.8	346.1	345.3	306.2	306.4
Diluted (1)	407.4	378.2	377.3	338.2	337.8

NOTES:

(1)

Effective in the fourth quarter of 2004, Sovereign adopted EITF 04-8 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share”.  This EITF requires the potential dilution from contingently convertible debt be included in the calclution of diluted earnings per share upon the issuance of the debt and that the after tax impact of the interest expense on this debt be added back to net income for earnings per share purposes.  Sovereign issued $800 million of contingently convertible trust preferred equity income redeemable securities in the first quarter of 2004.  Prior period earnings per share were required to be restated.  We have excluded the impact of this pronouncement in our calculation of 2004 operating earnings per share.

(2)

Operating earnings represent net income excluding the after-tax effects of special items, such as significant gains or losses that are unusual in nature or are associated with acquiring or integrating businesses, losses on the early retirement of debt, other than temporary impairment charges on Fannie Mae and Freddie Mac preferred equity securities, amortization of intangible assets, and certain restructuring charges. Additionally, for 2004, operating earnings excludes the impact of EITF 04-8.  See page I for a reconcilation of GAAP and Non- GAAP earnings.

(3)	Efficiency ratio equals general and administrative expense as a percentage of total revenue, defined as the sum of net interest income and total fees and other income before securities transactions.

(4)	Book value equals stockholders’ equity at period-end divided by common shares outstanding.

Sovereign Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(unaudited)

	Quarter Ended

(dollars in millions)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	Mar. 31 2004

Financial Condition Data:
General
Total assets	$58,926	$54,471	$55,755	$48,687	$47,043
Loans	40,320	36,631	35,262	29,130	27,739
Total deposits and customer related accounts:	36,686	32,556	33,102	29,001	28,118
Core deposits and other customer related accounts	27,225	25,441	25,744	22,824	21,939
Time deposits	9,461	7,114	7,358	6,176	6,179
Borrowings	15,555	16,140	16,919	15,157	14,262
Minority interests	204	204	203	203	203
Stockholders’ equity	5,705	4,988	4,815	3,815	3,916
Goodwill	2,721	2,125	2,103	1,289	1,293
Core deposit intangible	269	257	305	249	262
Asset Quality
Non-performing assets	$186.9	$160.1	$168.8	$176.1	$212.0
Non-performing loans	$171.9	$143.6	$147.5	$152.2	$188.6
Non-performing assets to total assets	0.32%	0.29%	0.30%	0.36%	0.45%
Non-performing loans to total loans	0.43%	0.39%	0.42%	0.52%	0.68%
Allowance for loan losses	$437.7	$408.7	$406.6	$352.6	$351.0
Allowance for loan losses to total loans	1.09%	1.12%	1.15%	1.21%	1.27%
Allowance for loan losses to non-performing loans	255%	285%	276%	232%	186%
Capitalization - Bancorp (1)
Stockholders’ equity to total assets	9.68%	9.16%	8.64%	7.84%	8.32%
Tier 1 leverage capital ratio	6.96%	7.05%	6.56%	7.13%	7.12%
Tangible equity to tangible assets, excluding OCI	5.22%	5.25%	4.77%	5.28%	5.19%
Tangible equity to tangible assets, including OCI	4.86%	5.00%	4.51%	4.83%	5.19%
Capitalization - Bank (1)
Stockholders’ equity to total assets	11.58%	10.77%	10.20%	9.12%	9.60%
Tier 1 leverage capital ratio	7.44%	7.21%	6.66%	6.85%	6.82%
Tier 1 risk-based capital ratio	8.89%	8.79%	8.51%	8.92%	8.82%
Total risk-based capital ratio	11.55%	11.64%	11.43%	12.12%	12.13%

(1)	All capital ratios are calculated based upon adjusted end of period assets consistent with OTS guidelines. The current quarter ratios are estimated as of the date of this earnings release.

Sovereign Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)

(dollars in thousands)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	Mar. 31 2004

Assets
Cash and amounts due from depository institutions	$981,674	$1,160,922	$1,266,044	$1,026,719	$893,193
Investments:
Available-for- sale	7,709,353	7,642,558	10,111,845	10,493,897	11,912,292
Held-to- maturity	3,839,848	3,904,319	4,027,472	4,007,041	2,489,030
Total investments	11,549,201	11,546,877	14,139,317	14,500,938	14,401,322
Loans:
Commercial	15,363,592	13,864,240	13,445,735	12,251,456	11,919,975
Consumer	15,173,459	14,269,343	13,856,992	11,986,107	11,012,103
Residential mortgages	9,782,953	8,497,496	7,958,974	4,892,305	4,806,494
Total loans	40,320,004	36,631,079	35,261,701	29,129,868	27,738,572
Less allowance for loan losses	(437,661)	(408,716)	(406,612)	(352,637)	(351,007)
Total loans, net	39,882,343	36,222,363	34,855,089	28,777,231	27,387,565
Premises and equipment, net	394,604	353,337	352,089	286,682	289,517
Accrued interest receivable	258,849	226,012	225,918	196,347	188,002
Goodwill	2,720,651	2,125,081	2,103,158	1,289,340	1,292,809
Core deposit intangible	268,528	256,694	304,754	249,169	261,582
Bank owned life insurance	992,426	885,807	879,189	851,155	841,568
Other assets	1,877,557	1,694,220	1,629,450	1,509,296	1,487,657
Total assets	$58,925,833	$54,471,313	$55,755,008	$48,686,877	$47,043,215
Liabilities and Stockholders’ Equity Liabilities:
Deposits and other customer related accounts:
Core and other customer related accounts	$27,224,877	$25,441,145	$25,743,796	$22,824,310	$21,939,435
Time deposits	9,460,879	7,114,373	7,357,882	6,176,310	6,178,871
Total	36,685,756	32,555,518	33,101,678	29,000,620	28,118,306
Borrowings and other debt obligations	15,554,598	16,140,128	16,919,164	15,157,017	14,261,686
Other liabilities	775,976	583,389	715,326	511,131	545,084
Total liabilities	53,016,330	49,279,035	50,736,168	44,668,768	42,925,076
Minority interests	204,286	203,906	203,488	202,919	202,513
Stockholders’ equity:
Common Stock	3,609,269	2,949,870	2,934,733	2,105,312	2,102,183
Warrants and stock options	346,116	317,842	318,874	306,594	305,297
Unallocated ESOP shares	(23,707)	(23,707)	(26,078)	(26,078)	(26,078)
Treasury stock	(64,495)	(19,136)	(19,767)	(20,242)	(22,190)
Accumulated other comprehensive (loss)/ income	(169,312)	(108,092)	(136,645)	(222,499)	6,349
Retained earnings	2,007,346	1,871,595	1,744,235	1,672,103	1,550,065
Total stockholders’ equity	5,705,217	4,988,372	4,815,352	3,815,190	3,915,626
Total liabilities and stockholders’ equity	$58,925,833	$54,471,313	$55,755,008	$48,686,877	$47,043,215

Sovereign Bancorp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Quarter Ended

(dollars in thousands, except per share data)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	Mar. 31 2004

Interest and dividend income:
Interest on interest-earning deposits	$2,233	$1,721	$1,505	$980	$528
Interest on investment securities
Available for sale	94,884	102,945	124,803	136,497	137,226
Held to maturity	45,119	45,512	46,470	31,879	28,819
Interest on loans	518,820	474,010	412,771	345,288	333,190
Total interest and dividend income	661,056	624,188	585,549	514,644	499,763
Interest expense:
Deposits and related customer accounts	114,178	91,731	83,160	63,142	65,012
Borrowings	148,700	145,445	139,439	119,463	111,935
Total interest expense	262,878	237,176	222,599	182,605	176,947
Net interest income	398,178	387,012	362,950	332,039	322,816
Provision for loan losses	22,000	27,000	25,000	32,000	43,000
Net interest income after provision for loan losses	376,178	360,012	337,950	300,039	279,816
Non-interest income:
Consumer banking fees	66,555	67,759	62,771	58,072	53,985
Commercial banking fees	33,008	32,843	31,757	30,552	28,685
Mortgage banking revenue (1)	11,932	4,726	(4,080)	16,436	5,427
Capital markets revenue	4,686	6,548	3,409	5,099	4,887
Bank owned life insurance income	10,903	10,136	9,922	9,588	9,626
Other	6,351	4,480	4,498	4,499	6,444
Total fees and other income before security gains	133,435	126,492	108,277	124,246	109,054
Net gain/(loss) on securities	7,979	(24,728)	20,247	829	17,881
Total non- interest income	141,414	101,764	128,524	125,075	126,935
Non-interest expense:
General and administrative
Compensation and benefits	125,125	123,967	114,871	105,224	104,080
Occupancy and equipment	62,870	59,221	54,976	52,097	54,379
Technology expense	18,668	21,486	18,935	19,333	17,605
Outside services	14,648	13,901	14,332	12,746	12,336
Marketing expense	11,047	13,089	11,983	10,751	10,700
Other administrative expenses	24,756	25,587	22,583	24,433	24,046
Total general and administrative	257,114	257,251	237,680	224,584	223,146
Other expenses:
Amortization of core deposit intangibles	18,956	17,670	19,836	17,576	17,553
Trust preferred securities and other minority interest expense	5,668	5,630	5,502	5,438	5,436
Equity method investments (2)	10,770	11,875	10,257	7,327	2,012
Loss/(gain) on debt extinguishment	—	500	65,546	(2,285)	—
Restructuring charges	5,204	—	—	—	—
Merger-related and integration charges	23,191	(5,169)	27,941	—	23,587
Total other expenses	63,789	30,506	129,082	28,056	48,588
Total non- interest expense	320,903	287,757	366,762	252,640	271,734
Income before income taxes	196,689	174,019	99,712	172,474	135,017
Income tax expense	50,538	36,590	17,170	41,120	32,790
Net income	$146,151	$137,429	$82,542	$131,354	$102,227

(1) Mortgage banking activity is summarized below:

Gains on sale of mortgage loans and mortgage backed securities	$6,377	$2,438	$4,090	$2,808	$16,469
Net gains/(loss) recorded under SFAS 133	653	(111)	(112)	(1,878)	81
Mortgage servicing fees, net of mortgage servicing rights amortization	948	664	1,343	(1,628)	137
Mortgage servicing right (impairments)/ recoveries	3,954	1,735	(9,401)	17,134	(11,260)
Total mortgage banking revenues	$11,932	$4,726	$(4,080)	$16,436	$5,427

(2)

During the second quarter of 2004, Sovereign made a $60 million investment in a synthetic fuel partnership which is accounted for as an equity method investment.  As a result of the increasing significance of our equity method investment portfolios, Sovereign reclassified the income statement effects of these items to other expenses.

Sovereign Bancorp, Inc. and Subsidiaries
AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
(unaudited)

	Quarter Ended March 31, 2005

(dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate

Earning assets:
Investment securities	$12,128,935	$153,197	5.06%
Loans:
Commercial	14,870,517	204,413	5.56%
Consumer	14,886,031	193,931	5.27%
Residential mortgages	9,167,485	122,676	5.35%
Total loans	38,924,033	521,020	5.40%
Allowance for loan losses	(432,852)
Total earning assets	50,620,116	$674,217	5.37%
Other assets	6,922,971
Total assets	$57,543,087
Funding liabilities:
Deposits and other customer related accounts:
Demand deposit accounts	$5,162,704	$—	0.00%
NOW accounts	8,041,978	25,455	1.28%
Customer repurchase agreements	842,657	4,016	1.93%
Savings accounts	3,930,308	6,131	0.63%
Money market accounts	8,152,525	25,487	1.27%
Core and other customer related accounts	26,130,172	61,089	0.95%
Time deposits	8,659,080	53,089	2.49%
Total	34,789,252	114,178	1.33%
Borrowings:
Federal Home Loan Bank advances	10,910,131	104,938	3.89%
Fed funds and repurchase agreements	1,441,246	9,538	2.66%
Other borrowings	4,155,507	34,224	3.32%
Total borrowings	16,506,884	148,700	3.64%
Total funding liabilities	51,296,136	262,878	2.07%
Other liabilities	658,248
Total liabilities	51,954,384
Stockholders’ equity	5,588,703
Total liabilities and stockholders’ equity	$57,543,087
Net interest income		$411,339
Interest rate spread			2.87%
Net interest margin			3.26%

(1) Tax equivalent basis

Sovereign Bancorp, Inc. and Subsidiaries
AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
(unaudited)

	December 31, 2004

(dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate

Earning assets:
Investment securities	$13,040,062	$160,592	4.93%
Loans:
Commercial	13,599,851	179,698	5.26%
Consumer	14,020,882	188,307	5.35%
Residential mortgages	8,199,190	107,327	5.24%
Total loans	35,819,923	475,332	5.29%
Allowance for loan losses	(407,518)
Total earning assets	48,452,467	$635,924	5.24%
Other assets	6,297,437
Total assets	$54,749,904
Funding liabilities:
Deposits and other customer related accounts:
Demand deposit accounts	$5,103,981	$—	0.00%
NOW accounts	7,544,694	20,536	1.08%
Customer repurchase agreements	851,928	3,044	1.42%
Savings accounts	3,821,004	5,802	0.60%
Money market accounts	8,082,448	24,599	1.21%
Core and other customer related accounts	25,404,055	53,981	0.85%
Time deposits	7,221,061	37,750	2.08%
Total	32,625,116	91,731	1.12%
Borrowings:
Federal Home Loan Bank advances	10,416,303	101,436	3.88%
Fed funds and repurchase agreements	2,383,245	15,208	2.55%
Other borrowings	3,600,008	28,801	3.19%
Total borrowings	16,399,556	145,445	3.53%
Total funding liabilities	49,024,672	237,176	1.93%
Other liabilities	827,078
Total liabilities	49,851,750
Stockholders’ equity	4,898,154
Total liabilities and stockholders’ equity	$54,749,904
Net interest income		$398,748
Interest rate spread			2.91%
Net interest margin			3.29%

(1) Tax equivalent basis

Sovereign Bancorp, Inc. and Subsidiaries
AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
(unaudited)

	March 31, 2004

(dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate

Earning assets:
Investment securities	$14,120,951	$176,374	5.00%
Loans:
Commercial	11,413,060	132,325	4.60%
Consumer	10,472,369	135,709	5.21%
Residential mortgages	5,105,900	66,743	5.23%
Total loans	26,991,329	334,777	4.95%
Allowance for loan losses	(343,684)
Total earning assets	40,768,596	$511,151	5.01%
Other assets	5,087,754
Total assets	$45,856,350
Funding liabilities:
Deposits and other customer related accounts:
Demand deposit accounts	$4,239,684	$—	0.00%
NOW accounts	5,990,184	9,132	0.61%
Customer repurchase agreements	880,544	1,336	0.61%
Savings accounts	3,217,946	4,261	0.53%
Money market accounts	7,017,860	16,932	0.97%
Core and other customer related accounts	21,346,218	31,661	0.60%
Time deposits	6,108,153	33,351	2.19%
Total	27,454,371	65,012	0.95%
Borrowings:
Federal Home Loan Bank advances	8,063,115	77,815	3.83%
Fed funds and repurchase agreements	2,554,957	7,418	1.15%
Other borrowings	3,563,656	26,702	2.98%
Total borrowings	14,181,728	111,935	3.14%
Total funding liabilities	41,636,099	176,947	1.70%
Other liabilities	660,321
Total liabilities	42,296,420
Stockholders’ equity	3,559,930
Total liabilities and stockholders’ equity	$45,856,350
Net interest income		$334,204
Interest rate spread			2.91%
Net interest margin			3.28%

(1) Tax equivalent basis

Sovereign Bancorp, Inc. and Subsidiaries
SUPPLEMENTAL INFORMATION
(unaudited)

NON-PERFORMING ASSETS

(dollars in thousands)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	Mar. 31 2004

Non-accrual loans:
Commercial	$95,528	$80,799	$89,061	$90,370	$113,734
Consumer	37,637	28,021	24,417	27,923	31,573
Residential mortgages	37,669	33,656	32,858	32,635	41,925
Total non-accrual loans	170,834	142,476	146,336	150,928	187,232
Restructured loans	1,026	1,097	1,205	1,262	1,378
Total non-performing loans	171,860	143,573	147,541	152,190	188,610
Real estate owned, net	11,286	12,276	16,397	19,609	18,349
Other repossessed assets	3,709	4,247	4,824	4,268	5,006
Total non-performing assets	$186,855	$160,096	$168,762	$176,067	$211,965
Non-performing loans as a percentage of total loans	0.43%	0.39%	0.42%	0.52%	0.68%
Non-performing assets as a percentage of total assets	0.32%	0.29%	0.30%	0.36%	0.45%
Non-performing assets as a percentage of total loans, real estate owned and repossessed assets	0.46%	0.44%	0.48%	0.60%	0.76%
Allowance for loan losses as a percentage of non-performing loans	255%	285%	276%	232%	186%

NET LOAN CHARGE-OFFS

Quarters ended (in thousands)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	Mar. 31 2004

Commercial real estate	$(492)	$614	$(1,064)	$6,117	$3,558
Commercial and industrial and other	7,200	10,357	10,823	14,502	19,767
Total Commercial	6,708	10,971	9,759	20,619	23,325
Auto loans	9,557	10,641	7,615	6,418	7,408
Home equity loans and other	3,280	2,840	2,770	3,268	3,605
Total Consumer	12,837	13,481	10,385	9,686	11,013
Residential mortgages	43	444	326	65	209
Total	$19,588	$24,896	$20,470	$30,370	$34,547

DEPOSIT AND OTHER CUSTOMER RELATED ACCOUNT COMPOSITION - End of period

Quarters ended (in thousands)	Mar. 31 2005	Dec. 31 2004	Dec. 31 2004

Demand deposit accounts	$5,377,378	$5,087,531	$5,072,090
NOW accounts	8,422,725	7,838,584	7,748,012
Customer repurchase agreements	828,388	837,643	848,890
Savings accounts	3,922,642	3,807,099	3,667,116
Money market accounts	8,673,744	7,870,288	8,407,688
Certificates of deposits	9,460,879	7,114,373	7,357,882
Total	$36,685,756	$32,555,518	$33,101,678

Quarters ended (in thousands)	June 30 2004	Mar. 31 2004

Demand deposit accounts	$4,698,610	$4,481,546
NOW accounts	6,554,831	6,248,412
Customer repurchase agreements	810,062	789,524
Savings accounts	3,303,890	3,317,836
Money market accounts	7,456,917	7,102,117
Certificates of deposits	6,176,310	6,178,871
Total	$29,000,620	$28,118,306

LOAN COMPOSITION - End of period

Quarters ended (in thousands)	Mar. 31 2005	Dec. 31 2004	Sep. 30 2004

Commercial real estate	$6,837,814	$5,824,133	$5,800,536
Commercial industrial loans	8,525,778	8,040,107	7,645,199
Total commercial loans	15,363,592	13,864,240	13,445,735
Home equity loans	10,280,735	9,577,656	8,988,139
Auto loans	4,296,296	4,205,547	4,340,487
Other	596,428	486,140	528,366
Total consumer loans	15,173,459	14,269,343	13,856,992
Total residential loans	9,782,953	8,497,496	7,958,974
Total loans	$40,320,004	$36,631,079	$35,261,701

Quarters ended (in thousands)	June 30 2004	Mar. 31 2004

Commercial real estate	$5,050,915	$4,993,700
Commercial industrial loans	7,200,541	6,926,275
Total commercial loans	12,251,456	11,919,975
Home equity loans	7,790,049	6,971,401
Auto loans	3,631,153	3,621,169
Other	564,905	419,533
Total consumer loans	11,986,107	11,012,103
Total residential loans	4,892,305	4,806,494
Total loans	$29,129,868	$27,738,572

Sovereign Bancorp, Inc. and Subsidiaries
SUPPLEMENTAL INFORMATION
(unaudited)

DEPOSIT AND OTHER CUSTOMER RELATED ACCOUNT COMPOSITION - Average

Quarters ended (in thousands)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004

Demand deposit accounts	$5,162,704	$5,103,981	$4,936,996
NOW accounts	8,041,978	7,544,694	7,117,978
Customer repurchase agreements	842,657	851,928	821,182
Savings accounts	3,930,308	3,821,004	3,621,567
Money market accounts	8,152,525	8,082,448	8,256,017
Certificates of deposits	8,659,080	7,221,061	6,985,446
Total	$34,789,252	$32,625,116	$31,739,186

Quarters ended (in thousands)	June 30 2004	Mar. 31 2004

Demand deposit accounts	$4,506,601	$4,239,684
NOW accounts	6,313,501	5,990,184
Customer repurchase agreements	784,850	880,544
Savings accounts	3,328,743	3,217,946
Money market accounts	7,167,639	7,017,860
Certificates of deposits	6,070,703	6,108,153
Total	$28,172,037	$27,454,371

LOAN COMPOSITION - Average

Quarters ended (in thousands)	Mar. 31 2005	Dec. 31 2004	Sept. 30 2004

Commercial real estate	$6,494,572	$5,788,936	$5,621,144
Commercial industrial loans	7,522,968	6,953,564	6,534,378
Other	852,977	857,351	850,871
Total commercial loans	14,870,517	13,599,851	13,006,393
Home equity loans	10,002,411	9,245,711	8,177,146
Auto loans	4,305,100	4,266,466	4,198,175
Other	578,520	508,705	544,404
Total consumer loans	14,886,031	14,020,882	12,919,725
Total residential loans	9,167,485	8,199,190	6,675,476
Total loans	$38,924,033	$35,819,923	$32,601,594

Quarters ended (in thousands)	June 30 2004	Mar. 31 2004

Commercial real estate	$5,014,765	$4,869,200
Commercial industrial loans	6,214,663	5,669,558
Other	855,453	874,302
Total commercial loans	12,084,881	11,413,060
Home equity loans	7,206,082	6,666,343
Auto loans	3,636,061	3,457,105
Other	460,269	348,921
Total consumer loans	11,302,412	10,472,369
Total residential loans	4,854,811	5,105,900
Total loans	$28,242,104	$26,991,329

Sovereign Bancorp, Inc. and Subsidiaries
RECONCILIATION OF OPERATING EARNINGS TO REPORTED EARNINGS
(unaudited)

          Operating earnings for the first quarter of 2005 represents net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets.  Operating earnings for 2004 represent net income adjusted for the after-tax effects of merger-related and integration charges and the loss on early extinguishment of debt, the fourth quarter adoption of EITF 04-8, other-than-temporary non-cash impairment charges on Fannie Mae and Freddie Mac preferred equity securities and the amortization of intangible assets.  Management’s operating earnings goal for 2005 excludes the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets.  The table below reconciles our GAAP earnings to operating earnings.

	Quarter Ended Total dollars

(dollars in thousands, except per share data - all amounts are after tax)	Mar. 31 2005	Dec. 31 2004	Sep. 30 2004	Jun. 30 2004	Mar. 31 2004

Net income as reported	$146,151	$137,429	$82,542	$131,354	$102,227
Contingently convertible trust preferred interest expense, net of tax (1)	6,394	6,318	6,310	6,301	2,285
Net income/(loss) for EPS purposes	$152,545	$143,747	$88,852	$137,655	$104,512
Weighted average diluted shares for GAAP EPS	401,339	377,625	367,782	337,771	316,827
Reconciliation to operating earnings Weighted average diluted shares for GAAP EPS	401,339	377,625	367,782	337,771	316,827
Exclude dilutive effect of EITF 04-8 on contingently convertible debt (1)	—	(26,082)	(26,082)	(26,082)	(10,149)
Adjusted weighted average diluted shares for Operating EPS	401,339	351,543	341,700	311,689	306,678
Net income and EPS as reported based on adjusted share count (1)	$152,545	$137,429	$82,542	$131,354	$102,227
Business acquisitions:
Merger related and integration costs	15,074	(3,360)	18,162	—	15,332
Provision for loan loss	—	—	—	—	3,900
Loss on debt extinguishment	—	—	42,605	—	—
Impairment charges on FNMA and FHLMC Preferred Stock	—	20,891	—	—	—
Restructuring charges (2)	3,382	—	—	—	—
Amortization of intangibles	12,322	12,562	14,578	12,047	11,999
Operating earnings	$183,323	$167,522	$157,887	$143,401	$133,458

	Quarter Ended Per share					Forward- Looking Per Share 2005

(dollars in thousands, except per share data - all amounts are after tax)	Mar. 31 2005	Dec. 31 2004	Sep. 30 2004	Jun. 30 2004	Mar. 31 2004

Net income as reported Contingently convertible trust preferred interest expense, net of tax (1)
Net income/(loss) for EPS purposes	$0.38	$0.38	$0.24	$0.41	$0.33	$1.84 - $1.94
Weighted average diluted shares for GAAP EPS
Reconciliation to operating earnings
Weighted average diluted shares for GAAP EPS
Exclude dilutive effect of EITF 04-8 on contingently convertible debt (1)
Adjusted weighted average diluted shares for Operating EPS
Net income and EPS as reported based on adjusted share count (1)	$0.38	$0.39	$0.24	$0.42	$0.33
Business acquisitions:
Merger related and integration costs	0.04	(0.01)	0.05	—	0.05	.04 - .06
Provision for loan loss	—	—	—	—	0.01	—
Loss on debt extinguishment	—	—	0.12	—	—	—
Impairment charges on FNMA and FHLMC Preferred Stock	—	0.06	—	—	—
Restructuring charges (2)	0.01	—	—	—	—
Amortization of intangibles	0.03	0.04	0.04	0.04	0.04	0.12
Operating earnings	$0.46	$0.48	$0.46	$0.46	$0.44	$2.00 - $2.12

(1)

Effective in the fourth quarter of 2004, Sovereign adopted EITF 04-8 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.”  This EITF requires the potential dilution from contingently convertible debt be included in the calculation of diluted earnings per share upon the issuance of the debt and that the after tax impact of the interest expense on this debt be added back to net income for earnings per share purposes.  Sovereign issued $800 million of contingently convertible trust preferred equity income redeemable securities in the first quarter of 2004.  Prior period earnings per share were restated.  We have excluded the impact of this pronouncement in our calculation of 2004 operating earnings per share, however it is included in our calculation for 2005 operating earnings per share.

(2)	Sovereign incurred restructuring charges related to contract termination costs on a loan servicing agreement and a charge related to vacating certain underutilized real estate.

Sovereign Bancorp, Inc. and Subsidiaries
SUPPLEMENTAL INFORMATION
(unaudited)

          Purchase of Waypoint Financial Corp Inc. (“Waypoint”)

          On January 21, 2005 Sovereign completed the purchase of Waypoint and the results of its operations are included from purchase date through March 31,

2005.  Sovereign issued 29.8 million shares of common stock and exchanged Sovereign stock options for existing Waypoint stock options, whose combined value totaled $677.9 million and made cash payments of $269.9 million to acquire and convert all outstanding Waypoint shares and stock options and pay associated fees.  The preliminary purchase price was allocated to acquired assets and liabilities of Waypoint based on fair value as of January 21, 2005. The company is in the process of finalizing these values and as such the allocation of the purchase price is subject to revision.

Assets and Liabilities Acquired from Waypoint:

(dollars in millions)

Assets		Liabilities
Investments	$379.2	Deposits:
Loans:		Core	$1,503.7
Commercial	1,299.0	Time	1,384.6
Consumer	991.3	Total deposits	2,888.3
Residential mortgages	313.8	Borrowings and other debt obligations	668.2
Total loans	2,604.1	Other liabilities	85.3
Less allowance for loan losses	(26.5)
Total loans, net	2,577.6	Total liabilities	$3,641.8
Federal funds and cash	324.2
Premises and equipment, net	44.2
Bank owned life insurance	97.0
Other assets	266.8
Core deposit intangible	30.8
Goodwill	600.0
Total assets	$4,319.8

In connection with the Waypoint acquisition, Sovereign recorded charges against its earnings for the three month period ended March 31, 2005 for merger related expenses of $24.7 million pretax ($16.0 million net of tax).

SOURCE  Sovereign Bancorp, Inc.

          -0-                                        04/19/2005
          /CONTACT:  FINANCIAL: Jim Hogan, +1-610-320-8496, or
jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or
mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or
sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or
eshultz1@sovereignbank.com, all of Sovereign Bancorp/
          /Web site:  http://www.sovereignbank.com /